Exhibit 3.5

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ALPINE 4 TECHNOLOGIES LTD.

ALPINE 4 TECHNOLOGIES LTD., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Alpine 4 Technologies Ltd. (the "Corporation").

SECOND: The Corporation was originally incorporated under the name "ALPINE 4 INC.," and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 2014.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions on April 18, 2017, amending and restating the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), to replace Section 1 of ARTICLE IV with the following language:

Section 1.  Authorized Shares . This Corporation is authorized to issue ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), FIVE MILLION (5,000,000) shares of Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), and TEN MILLION (10,000,000) shares of Preferred Stock, par value $0.0001 per share. The previously issued shares of common stock are hereby redesignated as the Class A Common Stock.  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted by the Shareholders at the 2017 Annual Meeting of Shareholders held on November 18, 2016, in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, ALPINE 4 TECHNOLOGIES LTD. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 15 th day of December, 2017.

ALPINE 4 TECHNOLOGIES LTD.

By:    /s/ Kent B. Wilson

Kent B. Wilson
Chief Executive Officer